Exhibit (a)(1)(E)

Eligible Option Information Sheet

Name:	[Participant Name]	Steps to properly complete this Eligible Option Information Sheet
Employee ID:	####	Step 1: Check the box for the eligible option grant you want to exchange.
Step 2: Sign the appropriate election where indicated.
Step 3: Return along with your Election Form to Margaret Rozowski no later than 9:00 a.m. on August 27, 2009.

If you elect to participate in the exchange offer, this sheet must be properly completed, signed and submitted with your Election Form no later than 9:00 a.m. on August 27, 2009. If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

	Option Grant Date	Option Grant Expiration Date	Option Exercise Price	Options Eligible for Exchange [1]						CHECK THE BOX BELOW IF YOU WANT TO EXCHANGE THE GRANT	For Eligible Option Grants equal to or greater than 250,000 Shares Indicate the Number of Shares to be Exchanged [1]
Hypothetical Examples of the
Number of New Options that May Be
Granted At Various Assumed Exercise Prices of: [2] [3]
Number					US$2.00	US$4.00	US$6.00	US$7.99	US$8.00
			(in US Dollars)	(as of July 28, 2009)
									Not Eligible	☐	For those with large grants Otherwise, this info will not
									Not Eligible	☐	be included on form.

									Not Eligible	☐

									Not Eligible	☐

									Not Eligible	☐

									Not Eligible	☐

									Not Eligible	☐

									Not Eligible	☐

									Not Eligible	☐

									Not Eligible	☐

TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW.	Signature

I elect to exchange ALL of my eligible options

I elect to exchange ONLY the eligible options checked in the boxes above

[1]	Only options with exercise prices equal to or greater than the higher of (a) $4.00 or (b) the closing price of LeapFrog’s Class A common stock on the business day prior to the expiration date of the exchange offer will be eligible for exchange. This information sheet lists only your options with exercise prices equal to or greater than $4.00. Each option you elect to tender for exchange must be tendered in whole, except that separate option grants to acquire 250,000 or more shares may be tendered in part. If you would like to review all of the options granted to you by LeapFrog, please login and review your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance. If you are calling from outside of the United States, contact E*Trade at +1 (650) 599-0125.

[2]	Each new option grant will have the same vesting schedule and expiration date as the tendered eligible option grant.

[3]	The number of new options shown in the table are hypothetical examples only and are based on assumptions made as of July 20, 2009. The actual number of new options granted in exchange for tendered eligible options will be determined based upon the NYSE closing price of our Class A common stock on the business day prior to the expiration date of the exchange offer. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock or the inputs used to determine expected life, used to calculate the information in the above table will result in a change to the number of new options that may be granted under this exchange offer. As a result, the number of new options set forth in the table may not represent the actual number of new options that you would receive in the exchange offer.